Exhibit 10.59

EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

This Exclusive License and Supply Agreement (the “LSA” or “Agreement”), dated as of September 30, 2016 (“Effective Date”), is by and between Histogen, Inc. (“Histogen”), a company organized and existing under the laws of Delaware, United States of America, and Pineworld Capital Limited, or an Affiliate of the foregoing (“Pineworld”), a company duly incorporated under the laws of the People’s Republic of China (each a “Party”, collectively the “Parties”).

RECITALS

WHEREAS, Histogen and Pineworld executed a Terms for License and Supply Agreement, dated August 10, 2016 (the “Term Sheet”), which contains the terms and conditions pursuant to which Histogen would grant Pineworld an exclusive, royalty-bearing license to Commercialize Product (as hereinafter defined) in the Territory (as hereinafter defined);

WHEREAS, Pineworld desires to pursue the Commercialization of Product in the Territory and desires to obtain from Histogen the exclusive right and license necessary to do so, and Histogen desires to grant such rights and licenses, all under the terms and conditions set forth in this LSA.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

“Affiliate” means, with respect to a Party, any person or entity directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Party. For this purpose, “control” (including the terms controlling, controlled by and under common control with) means the power whether or not normally exercised, to direct the management and affairs of another corporation or other entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. In case of a corporation, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting securities shall in any case be deemed to confer “control”.

“Applicable Laws” mean any and all laws, rules, regulations, directives, and guidances of any governmental authority, as amended from time-to-time, pertaining to the development, manufacture, extrusion, packaging, labeling, storage, marketing, sale, import, export, distribution or intended use of any Product supplied to Pineworld under this LSA.

“Bulk Product” means Product supplied in bulk dosage form, labeled solely with lot number identification, and before final labeling and packaging.

“Business Day” means any day on which commercial banks are open for business in the United States and/or the People’s Republic of China.

“CFDA” means China Food and Drug Administration, and any successor thereto.

“Change of Control” means, with respect to either Party, (i) a merger, acquisition or consolidation with a Third Party which results in the voting securities of that Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, acquisition or consolidation, (ii) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of the Party, (iii) the sale or other transfer to a Third Party of all or substantially all of the Party’s business to which the subject matter of this Agreement relates, (iv) the stockholders or equity holders of the Party shall approve a plan of complete liquidation of the Party or an agreement for the sale or disposition by the Party of all or a substantial portion of the Party’s assets, other than pursuant to the transaction as described above or to an Affiliate, or (v) a change in the composition of the Party’s board of directors (the “Board”) over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership to be comprised of individuals whose election is endorsed by a majority of the members of the Board immediately before the date of election. In the case of each of sub-clauses (i), (ii) and (iii), such Third Party shall be referred to herein as “Acquirer”.

“Clinical Trials” mean Phase I, Phase II, Phase III and/or Phase IV Clinical Trials, as well as other clinical trials that may be conducted in connection with a Regulatory Approval.

“Commercialize”, “Commercializing” or “Commercialization” means all activities directed to the marketing, promotion, selling or offering for sale of a Product for an indication, including planning, market research, advertising, educating, marketing, promoting, importing, exporting, distributing and post-marketing safety surveillance and reporting.

“Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this LSA, including to Commercialize Product, those efforts and resources consistent with the usual practices of such Party in pursuing the development or commercialization of its own pharmaceutical products that are of similar market potential and strategic value as such Product, taking into account all relevant factors including product labeling or anticipated labeling, present and future market potential, past performance of such Product and such Party’s other pharmaceutical products that are of similar market potential, financial return, medical and clinical considerations, present and future regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due. Without limiting the foregoing, Commercially Reasonable Efforts require, with respect to such obligations, that the Party apply efforts sufficient to carry out the given obligation in a diligent and sustained manner without undue interruption, pause, or delay.

“Competing Product” means (i) with respect to the Parties, (a) any product incorporating keratinocyte growth factor (KGF), vascular endothelial growth factor (VEGF), and/or follistatin, other than the Products, or (b) any other product incorporating any other hair growth factor, or a variety thereof, that directly competes against HSC or (ii) with respect to an Acquirer, in the case of Section 10.2, any product incorporating keratinocyte growth factor (KGF), vascular endothelial growth factor (VEGF), and/or follistatin. For sake of clarity, the term “Competing

Product” includes any product for hair growth that (A) has one or more of the same active pharmaceutical ingredients as a Product under this LSA and (B) has not been supplied by Histogen (or its Affiliate or related party, or Third Party on behalf of Histogen, its Affiliate or related party) to Pineworld (or its Affiliate, sublicensee or related party).

“Control” means, with respect to any compound, product, material, information, Patent, Trademark or other Intellectual Property right, that the Party owns or has a license to such compound, product, material, information, Patent, Trademark or other Intellectual Property right and has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such compound, product, material, information, Patent, Trademark or Intellectual Property right as provided for herein without (i) requiring the consent of a Third Party or (ii) violating the terms of any agreement or other arrangement with any Third Party.

“cGMP” means current good manufacturing practices as specified in the Code of Federal Regulations the guidance documents of the U.S. Food & Drug Administration (“FDA”), applicable to the manufacture of Product, as well as the comparable practices, regulations and documents of any other comparable regulatory authority, in effect as of the date of manufacture of a particular batch of Product.

“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1, et seq.) as amended.

“Finished Product” means a finished Product provided in individual dosage form suitable for direct resale.

“First Commercial Sale” means the first sale of any Product in the Territory by or on behalf of Pineworld, its Affiliates or its permitted distributors to a Third Party, after receipt of Regulatory Approval for such Product in the Territory.

“GAAP” U.S. generally accepted accounting principles, consistently applied.

“Generic Product” means with respect to a Product in the Territory, a Third Party pharmaceutical or biological product that: (i) contains the active pharmaceutical ingredient of the Product, and (ii) has been granted a marketing authorization by an abridged procedure that relies in whole or in part on safety and efficacy data generated for the MAA for such Product as determined by the applicable regulatory authority in the Territory.

“Histogen Trademarks” means (a) the Trademarks set forth in Exhibit 1, and (b) any other Trademarks of Histogen that the Post-Commercialization JSC determines are needed for the marketing, promotion and labeling of the Product within the Territory.

“Huapont” means Huapont Life Sciences Co., Ltd.

“IDL” means Import Drug License as that term may be defined by the CFDA.

“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding the word “including”.

“IND” means the equivalent application of an Investigational New Drug to the CFDA, such as a clinical trial application or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in the Territory.

“IFRS” means international financial reporting standards as consistently applied.

“Intellectual Property” shall mean: (i) rights associated with works of authorship, including without limitation, copyrights, copyrights restrictions, mask work rights, moral rights, and registrations and applications for registration of any of the foregoing, (ii) Patents, (iii) all rights related to trade secrets and know-how, and (iv) rights analogous to those set forth herein, and any and all other proprietary rights, whether or not registrable. The term Intellectual Property does not include Trademarks.

“Marketing Authorization Application” or “MAA” means an application to the appropriate regulatory authority, including the CFDA, for approval to sell Product (but excluding Pricing Approval) in the Territory, including IND application and NDA.

“Manufacturing Costs” means, with respect to a Product, the costs of creating such Product (it being understood that such Product is considered inventory) calculated in accordance with Histogen’s internal accounting policies and principles, which are in accordance with GAAP and applied consistently to other products that Histogen produces; it being understood that for purposes of this definition, Histogen shall mean Histogen or its Affiliate, related party, or Third Party on behalf of Histogen, its Affiliate or related party.

“NDA” or “New Drug Application” means (i) the single application or set of applications for approval and/or pre-market approval to Commercialize in the Territory a pharmaceutical or biologic product filed with the CFDA, and any related registrations with or notifications to the CFDA, and (ii) all supplements and amendments that may be filed with respect to any of the foregoing.

“Net Sales” means with respect to a Product for any period, the greater of (a) the total amount billed or invoiced for the Product and (b) the list price (provided, that, if the price for the Product is set by the applicable governmental authority, then the list price shall be no less than such price) on sales of the Product during such period by Pineworld, its Affiliates, related parties or sublicensees in the Territory to Third Parties (including wholesalers or Distributors), less the following deductions, in each case, related specifically to the Product and actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to Pineworld, its Affiliates, related parties and/or sublicensees, or any employee, officer, director, chairman or security holder of any of the foregoing:

(i) normal trade, cash and quantity discounts actually given in bona fide arm’s length transactions;

(ii) bona fide, arm’s length price reductions or rebates, retroactive or otherwise, imposed by or otherwise paid to governmental authorities or insurance payee;

(iii) taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(iv) amounts repaid or credited by reason of rejections or defects;

(v) the portion of administrative fees recorded by Pineworld or its Affiliate (in accordance with its standard practices and IFRS) as being paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers and/or Medicare prescription drug plans (or equivalents thereof in the Territory) relating to such Product;

(vi) if a Delivery System is bundled together with a Product and the total amount billed or invoiced includes both the Delivery System and Product, then any consideration Pineworld or its Affiliate actually paid for the Delivery System related to a billed or invoiced sale of such Product; provided, that in determining the consideration Pineworld or its Affiliate actually paid for any Delivery System, no greater discount shall be applied to the Product than is applied to the Delivery System. For purposes of this Net Sales definition, a “Delivery System” means any delivery system comprising equipment, instrumentation, one or more devices, or other components designed to assist in the administration of such Product;

(vii) any invoiced amounts from the immediately prior period which are not collected and are written off in good faith by Pineworld or its Affiliate, including bad debts, but not to exceed one percent (1%) of the gross sales during such prior period; provided, that if any written off or written down amounts are recovered, then such amounts would constitute part of Net Sales for the period in which such amounts are recovered;

(viii) only in the case of clause (a) above, freight, insurance and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced, as well as any fees for services provided by wholesalers and warehousing chains related to the distribution of such Product; and

(ix) any other similar and customary deductions that are required by IFRS.

Net Sales shall not include, to the extent for no consideration, transfers or dispositions for charitable, promotional, preclinical, clinical trial or development, or regulatory purposes. Net Sales shall include the amount or fair market value of all other consideration received by Pineworld or its Affiliates or sublicensees in respect of the sale of Products, whether such consideration is in cash, payment in kind, exchange or other form. Net Sales shall not include sales between or among Pineworld, its Affiliates, or sublicensees. Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Pineworld and its Affiliates or sublicensees, which shall be in accordance with IFRS.

All discounts, allowances, credits, rebates and other deductions in the immediately foregoing clauses (i) through (ix) shall be fairly and equitably allocated to the sale of the Product by Pineworld, its Affiliates or sublicensees, such that the Product does not bear a disproportionate portion of such deductions as compared to other products. The foregoing principle shall also apply in the event of product bundling by Pineworld, in which case, the Net Sales for a bundled product shall be calculated on a pro rata basis based on the relative list prices of the bundled products.

“Patents” or “Patent Rights” mean any patents and patent applications and all substitutions, divisionals, continuations, continuation-in-parts, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or design patents, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.

“Phase I Clinical Trial” means a clinical trial in humans, the principal purpose of which is to make a preliminary determination of metabolism, pharmacokinetics, dose findings or preliminary safety in healthy individuals or patients.

“Phase II Clinical Trial” means a clinical trial in humans, the principal purpose of which is to make a preliminary determination that a given product is safe for its intended use and to obtain information about such product’s efficacy sufficient to permit the design of further clinical trials, or if no further trials are necessary, to enable an MAA filing.

“Phase III Clinical Trial” means a study in humans designed to confirm the effectiveness of a given product, monitor side effects, compare the product to commonly used treatments, and collect information that will allow the product to be used safely.

“Phase IV Clinical Trials” means post-marketing studies to delineate additional information about a product’s risks, benefits, and optimal use, commenced after receipt of Regulatory Approval for a product in the indication for which such trial is being conducted.

“Pricing Approval” means the approval, agreement, determination or decision from a governmental authority establishing the price and/or reimbursement for Product in the Territory, as required by Applicable Laws prior to the sale of Product in the Territory.

“Product” means a product supplied by Histogen (or its Affiliate or related party, or a Third Party on behalf of Histogen, its Affiliate or related party) to Pineworld (or its Affiliate, sublicensee or related party) containing the Hair Stimulating Complex (“HSC”), which (1) is a soluble formulation developed by Histogen as an injectable for hair regrowth, (2) comprises growth factors involved in hair viability such as keratinocyte growth factor (KGF), vascular endothelial growth factor (VEGF), and follistatin, and (3) is produced by neonatal cells grown under simulated embryonic conditions of hypoxia (3-5% oxygen).

“Product IP” means (a) the Patents as set forth in Exhibit 1 hereto (b) the Histogen Trademarks, and (c) any other Intellectual Property necessary or reasonably useful for the manufacture, use or sale of the Products that are Controlled by Histogen or its Affiliates as of the Effective Date or at any time during the Term of the Agreement.

“Product Approval” means the approval of a governmental authority necessary for the marketing and sale of Product in the Territory, which may include the approval of an MAA (but shall not include any Pricing Approvals).

“Regulatory Approval” means all necessary approvals (including INDs, NDAs, Product Approvals, Pricing Approvals, import permits, IDLs and, in each case any supplements and amendments thereto), licenses, registrations or authorizations of any governmental authority, necessary for the distribution, use, promotion and sale of Product in the Territory.

“Territory” means the People’s Republic of China (mainland).

“Third Party” means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association or other entity that is not related to (directly or indirectly), or an Affiliate of, a Party hereto.

“Trademarks” means trademarks, service marks, logos, slogans, trade names, Internet domain names and any other indicator of the source of origin of goods or services.

“Valid Claim” means a claim of a Patent which would be infringed (directly or indirectly) by the research, development, manufacture or Commercialization of Product in the Territory, and which claim (i) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken, or (ii) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer.

ARTICLE 2

LICENSE GRANT

Section 2.1 License for Commercialization. Subject to the terms of this Agreement, Histogen hereby grants Pineworld a limited, exclusive, personal, non-assignable (other than (a) to Huapont, (b) with Histogen’s prior written consent, or (c) in the event of a Change of Control) and non-sublicensable (other than to Affiliates, who shall use the license for fulfillment of the purpose of the LSA) license in the Territory during the Term to import, test, use, have used, register and take such requisite actions with respect to the Product necessary to approve the Product for Commercialization in the Territory.

Section 2.2 License to Sell. Subject to the terms of this Agreement, Histogen hereby grants Pineworld, an exclusive, personal, non-assignable (other than (a) to Huapont, (b) with Histogen’s prior written consent, or (c) in the event of a Change of Control), non-sublicensable (except as set forth in Section 2.3) license during the Term, after approval of a Product for Commercialization within the Territory, to import, use, have used, sell, offer for sale, resell and distribute the Product solely in the Territory (the “Product License”).

Section 2.3 Right to Sublicense. Pineworld may sublicense the Product License, the Trademark License (as defined hereunder) and/or the Histogen IP License (as defined hereunder) to Affiliates providing services under the LSA without prior written approval by Histogen (provided, that any such sublicense shall terminate immediately upon the applicable sublicensee ceasing to be an Affiliate of Pineworld), or other Third Parties pre-approved in writing by Histogen; provided, that Pineworld shall at all times remain liable for the compliance with the terms of the LSA by any sub-licensee, and as a condition of any sub-license, such sub-licensee shall undertake in writing to comply with the terms of this LSA such that Histogen can enforce its rights hereunder against such sub-licensee to the same extent as Pineworld; and provided further that sub-licensees shall not be permitted to grant any further sublicenses without prior written approval by Histogen.

Section 2.4 Exclusivity.

(a) Histogen hereby covenants that it shall not (and shall cause its Affiliates not to), during the Term, (i) develop (including submitting any application(s) for product approval), manufacture, import or commercialize any Competing Product in the Territory, either on its own, with or through any Affiliate, or in collaboration with a Third Party, or (ii) cause any Affiliate, related party, or Third Party to develop, manufacture, import or commercialize any Competing Product in the Territory.

(b) Pineworld hereby covenants that it shall not (and shall cause its Affiliates not to), during the Term, (i) develop (including submitting any application(s) for product approval), manufacture or commercialize any Competing Product, either in the Territory or outside the Territory, either on its own, with or through any Affiliate, or in collaboration with a Third Party, (ii) export Product from the Territory or Commercialize Product outside of the Territory, (iii) cause any Affiliate, related party, or Third Party to export Product from the Territory or Commercialize Product outside of the Territory, or (iv) cause any Affiliate, related party, or Third Party to develop, manufacture or commercialize a Competing Product.

Section 2.5 Prohibited Marketing and Sales.

(a) If Histogen, its Affiliates, or a Third Party acting on its behalf, intentionally and directly develops, imports, sells, distributes, markets, or commercializes any Competing Product in the Territory in breach of the LSA, such act shall constitute a material breach of the LSA. Failure to remedy such breach within sixty (60) Business Days after receiving written notice thereof from Pineworld, then, following a non-appealable final determination (in accordance with Section 13.10) that Histogen has breached this provision, Histogen shall pay Pineworld 100% of Histogen’s net profits from such breach.

(b) If Pineworld, its Affiliates, or a Third Party acting on its behalf, intentionally and directly develops, imports, sells, distributes, markets, or commercializes any Competing Product, such act shall constitute a material breach of the LSA. Failure to remedy such breach within sixty (60) Business Days after receiving written notice thereof from Histogen, then, following a non-appealable determination (in accordance with Section 13.10) that Pineworld has breached this provision, Pineworld shall pay Histogen 100% of Pineworld’s net profits from such breach.

(c) If Pineworld, its Affiliates, or a Third Party acting on its behalf export Product from the Territory or Commercializes Product outside of the Territory, such act shall constitute a material breach of the LSA. Failure to remedy such breach within sixty (60) Business Days after receiving written notice thereof from Histogen, then, following a non-appealable determination (in accordance with Section 13.10) that Pineworld has breached this provision, Pineworld shall pay Histogen 100% of Pineworld’s net profits from such breach.

Section 2.6 No Reverse Engineering. Without express prior written consent of Histogen, none of Pineworld, its Affiliates, related parties or any Third Party acting directly or indirectly on behalf of or at the direction of Pineworld, its Affiliates or related parties shall: (i) attempt to reverse engineer the Products or associated active pharmaceutical ingredient (“API”); nor (ii) analyze (chemically or otherwise) any Products or API except to the extent necessary to obtain Regulatory Approval or to inspect the Products for delivery.

Section 2.7 Right of First Negotiation. Following completion of Milestone 1, Pineworld will have a 30 day right of first negotiation to manufacture HSC in the Territory, in the event that Histogen decides to use a Third Party to manufacture HSC in the Territory during the Term.

Section 2.8 Reserved Rights. All rights not expressly granted to Pineworld herein are reserved to Histogen.

ARTICLE 3

COMMERCIALIZATION AND POST COMMERCIALIZATION

Section 3.1 Commercialization Milestones. Commencing upon the Effective Date, Pineworld shall take all requisite and Commercially Reasonable Efforts to register and obtain under Histogen’s name all Regulatory Approvals and approve the Product for Commercialization and sale in the Territory, including, without limitation, completing the following:

(i) CFDA approval of the IND (“Milestone 1”).

(ii) Completion of all Clinical Trials required for an NDA filing with the CFDA (“Milestone 2”).

(iii) NDA filing with the CFDA (“Milestone 3”).

(iv) NDA approval by the CFDA (“Milestone 4”).

Section 3.2 Histogen’s Support for Commercialization. Histogen will be responsible for providing reasonable quantities of the Product to Pineworld for Clinical Trials in the Territory and will also take Commercially Reasonable Efforts to provide reasonable scientific and technical support for regulatory and licensing efforts. As reasonably necessary to enable Pineworld to obtain Regulatory Approvals, Histogen shall take Commercially Reasonable Efforts to provide the registration documentation, data and other information within Histogen’s Control to Pineworld promptly upon Pineworld’s reasonable request. Histogen shall reasonably assist to answer any questions on the registration documentation that may be raised by the CFDA and other regulatory authorities.

Section 3.3 Cost for Commercialization. Pineworld shall bear 100% of the costs and expenses in respect of the Commercialization, including the requisite Clinical Trials and costs and fees associated with Regulatory Approval, as well as paying all Third Party labor costs (including any Third Party consulting services related to the Commercialization), shipping, travel, subsistence and other out of pocket costs for technical and regulatory support rendered by Histogen. Pineworld will reimburse Histogen for the Manufacturing Costs of the Product used to conduct the Clinical Trials, up to a total cost of US$ 150,000. The foregoing reimbursements and payments from Pineworld to Histogen shall be made within thirty (30) Business Days from each monthly invoice.

Section 3.4 Post Approval. After obtaining Product Approval in the Territory, Pineworld will be responsible for maintaining all Regulatory Approvals within the Territory in force. If Pineworld fulfills its general obligations in this LSA, the Regulatory Approvals shall be transferred to Pineworld for the Term of the LSA. Before such transfer, the Regulatory Approvals will remain under Histogen’s name and Pineworld shall obtain the necessary IDL. The validity period of each IDL is five (5) years, or as otherwise provided under Applicable Laws. Histogen hereby authorizes Pineworld to renew the IDL before each expiration deadline (until the end of the Term of the LSA).

Section 3.5 Repackaging. Histogen hereby appoints Pineworld to apply for the registration of the local repackaging certificates, so as to enable Pineworld to repackage Product in a form suitable for resale.

(i) Before receipt of the local repackaging certificates from CFDA, Histogen shall supply Product in Finished Product form.

(ii) Upon receipt of the local repackaging certificates from the CFDA, Histogen shall supply the Product in Finished Product form or Bulk Product form. If supplied in bulk, then Pineworld shall then locally repackage the Bulk Product into Finished Product.

Section 3.6 Safety and Recall. Histogen shall promptly inform Pineworld of any efficacy or safety issues that become known by Histogen management, or recall observed in any of its Products being marketed in other countries. Likewise, Pineworld shall promptly notify Histogen of any complaint, problem or secondary effect or recall concerning the Products of which Pineworld becomes aware. The Party responsible for the related loss, damage, adverse effects, accidents or product liability of any kind whatsoever shall be determined according to the circumstances of the event, including but not limited to: (i) defective quality of the Product, (ii) inaccurate advertising, (iii) marketing issues, (iv) improper storage, and (v) infringement, and shall be responsible for and cover all costs and duties associated with said recall.

Section 3.7 Complaints: Pineworld shall be responsible for handling and properly addressing all customer complaints and safety reporting in the Territory, and will provide timely information to Histogen on the same. The Parties will, within thirty (30) days of lifting of the clinical hold by the U.S. Food and Drug Administration, execute a Pharmacovigilance Agreement substantially in the form attached hereto as Exhibit 2.

ARTICLE 4

JOINT STEERING COMMITTEE

Section 4.1 Joint Steering Committees. The Parties shall form two joint steering committees (each, a “JSC”) to oversee, coordinate and review recommendations and approve decisions in respect of the matters set forth hereunder, one for research, development and Commercialization (the “Regulatory JSC”), and the other for ongoing regulatory matters, logistics and the like (the “Post-Commercialization JSC”).

Section 4.2 Members. Each JSC shall comprise four (4) voting members (each, a “JSC Member”). Each Party shall have the right to appoint two (2) JSC Members to serve on each JSC, where each JSC Member shall be a member of management of the appointing Party.

Section 4.3 Governance. Decisions at each JSC shall be made unanimously, with a quorum consisting of all four (4) JSC Members. In the event of a deadlock at any JSC, either Party may apply to an arbitrator to make a decision to break such deadlock.

Section 4.4 Responsibilities of the Regulatory JSC. The Regulatory JSC shall have, inter alia, the following responsibilities:

(i) Determination of timeline for the different aspects of Commercialization.

(ii) Oversight of the entire Commercialization process, including Clinical Trials, and regulatory submissions and correspondence.

(iii) Determination as to whether Milestone 2 has been achieved.

(iv) Establish, review and approve the plan for the Regulatory Approval process in the Territory.

(v) Determination of release testing criteria.

(vi) Determination of marketing, promotion and labeling on Products.

(vii) Facilitate a discussion on any developed Intellectual Property relating to the Products or the Commercialization.

Section 4.5 Responsibilities of the Post-Commercialization JSC. The Post-Commercialization JSC shall have, inter alia, the following responsibilities:

(i) Facilitate a discussion on any developed Intellectual Property relating to the Products or the Commercialization.

(ii) Determination of marketing, promotion and labeling on Products.

(iii) Determination of adverse event reporting requirements and related criteria.

(iv) Oversight on logistics and transport matters.

(v) Discussion and approval of sales forecast figures proposed by Pineworld.

(vi) Management and oversight as to post-Commercialization regulatory matters.

ARTICLE 5

MILESTONES AND ROYALTIES

Section 5.1 Milestone Payments. Pineworld will pay Histogen the following escalating milestone payments (the “Milestone Payments”):

(i) US$ 0.8 million upon completion of Milestone 1;

(ii) US$ 1.8 million upon completion of Milestone 2;

(iii) US$ 1.2 million upon completion of Milestone 3; and

(iv) US$ 1.2 million upon completion of Milestone 4.

Section 5.2 Royalties. In consideration for the Product License and the Trademark License, Pineworld shall pay (within thirty (30) Business Days following the end of each calendar quarter) to Histogen escalating and running royalty payments on the Net Sales of Product during the Term, as follows (the “Royalty Payments” and “Royalty Rates”, as applicable):

(i) For Net Sales up to and inclusive of $50 million, a Royalty Payment at a Royalty Rate of 4%.

(ii) For Net Sales above $50 million and up to and inclusive of $125 million, a Royalty Payment at a Royalty Rate of 5.5%.

(iii) For Net Sales above $125 million and up to and inclusive of $200 million, a Royalty Payment at a Royalty Rate of 6.5%.

(iv) For Net Sales above $200 million, a Royalty Payment at a Royalty Rate of 7.5%.

Section 5.3 Average Selling Price Fluctuation. In the event of a decrease or increase of 15% or more in the Average Selling Price (as defined below) of the Product compared with the last contractual year in the Territory, the parties will negotiate in good faith as to whether an adjustment (decrease or increase) in the Royalty Rates and/or purchasing forecast is appropriate. For the purposes hereof, “Average Selling Price” shall be the final price that the Products are actually sold by Pineworld to any end-user, excluding discounts and effects of bundling. Pineworld shall undertake to provide all information relating to sales, on a quarterly basis, to ensure transparent determination of Average Selling Price.

Section 5.4 Royalty Reduction. In the event that Pineworld’s market share or sales in respect of the Product significantly decreases as determined by the JSC, due to commercial sales of a Generic Product in the Territory by a Third Party that does not involve a finally adjudicated infringement (by a competent court in the Territory and which is non-appealable) on any Patent Rights of Histogen Patent(s), then the Royalty Rate payable by Pineworld to Histogen will thereby be reduced to 50% of the otherwise applicable rate; provided, that to the extent

Pineworld continues to make Royalty Payments at the unreduced rates during the pendency of any litigation involving any Histogen Patent Rights, such royalty reduction shall be retroactive from the date of CFDA approval of the Generic Product (in the form of refund to Pineworld or deduction from future payments by Pineworld, at Pineworld’s discretion) upon a final adjudication of non-infringement and/or invalidity of one or more of such Patent Rights. Alternatively, the Parties also agree to negotiate in good faith on an adjusted Royalty Rate in the event that Generic Products reach the market and cause Pineworld to dramatically lower its price to maintain its market share.

Section 5.5 Deduction. Except as otherwise provided herein, Pineworld may not withhold payment of any amount due to Histogen because of any set-off, counter-claim, abatement, or other similar deduction.

Section 5.6 Late Payment. If any payment due hereunder is not received within ten (10) days of its due date, Pineworld agrees to pay a late fee equal to the lesser of: (i) 2% per month on the past due amount or (ii) the highest amount allowed by law. Pineworld shall reimburse Histogen for all costs incurred by Histogen in collecting any late payments or interest, including attorneys’ fees, court costs, arbitration fees and collection agency fees

Section 5.7 Blocked Payments. In the event that, by reason of Applicable Laws or regulations in any country, it becomes impossible or illegal for Pineworld to transfer, or have transferred on its behalf, royalties or other payments to Histogen, Pineworld shall promptly notify Histogen of the conditions preventing such transfer and such royalties or other payments shall be deposited in local currency in the relevant country to the credit of Histogen in a recognized banking institution designated by Histogen or, if none is designated by Histogen within a period of 30 days, in a recognized banking institution selected by Pineworld, as the case may be, and identified in a notice given to Histogen.

ARTICLE 6

SUPPLY OF PRODUCTS

Section 6.1 Commercial Efforts; Reports. Following Regulatory Approval of the Product for Commercialization, Pineworld shall (i) make Commercially Reasonable Efforts to distribute and resell the Products in the Territory, and market and promote the Products as Pineworld products, while retaining the name and logo of Histogen on packaging, as shall be agreed by the Parties, and (ii) submit written reports within 30 days following every calendar quarter end to Histogen, showing details of sales, inventory, outstanding customer orders, orders placed by Pineworld with Histogen that are still outstanding, royalty calculations and any other information relating to the performance of its obligations under the LSA that Histogen may reasonably require from time to time. Pineworld shall make sales of Products only in bona fide, arm’s length transactions.

Section 6.2 Exclusive Supplier. Histogen will be the exclusive supplier of Product to Pineworld, and will reasonably provide Pineworld with its requirements of the Products. Neither Party will, nor will it permit any of its Affiliates or agents, to engage in any business involving any Competing Products within the Territory during the Term (including directly or indirectly selling or offering to sell any Competing Products in the Territory during the Term).

Section 6.3 Trademark License. Histogen hereby grants to Pineworld during the Term a license in the Territory on a limited, non-exclusive, personal, fully paid, royalty free, non-assignable (other than to (a) Huapont, (b) with Histogen’s prior written consent, or (c) in the event of a Change of Control), and non-sublicensable (except as set forth in Section 2.3) basis to the Histogen Trademarks (the “Trademark License”); provided, that Pineworld shall obtain Histogen’s prior written approval for all such uses of Histogen Trademarks, which prior approval shall not be unreasonably withheld by Histogen. Pineworld will provide Histogen at least thirty (30) days’ prior written notice to allow review prior to releasing any such usage. Notwithstanding anything to the contrary, all use of Histogen Trademarks shall be subject to Histogen’s internal usage policies, which may change from time to time. Histogen shall solely retain all goodwill and intellectual property rights associated with the Histogen Trademarks and all related Trademarks derived therefrom, and the Trademark License shall be subject to customary restrictions on usage.

Section 6.4 Supply Forecasts. Pineworld will provide Histogen with the following not less than nine (9) months prior to First Commercial Sale:

(i) A 3-year nonbinding forecast, updated annually.

(ii) An annual forecast updated 180 days prior to the commencement of each calendar year (the “Annual Target”), where the following shall apply:

1.	Pineworld shall be required to purchase more than 80% of the amount forecasted in the Annual Target.

2.	Each Annual Target shall include quarterly forecasts for shipments, so as to guide Histogen’s production and manufacturing timing of the Product each quarter.

3.

In the event more than 80% of the Annual Target is not purchased by Pineworld in a calendar year, Pineworld agrees to pay Histogen an amount equal to 50% of the dollar value difference between: (x) the actual purchases by Pineworld in said calendar year, and (y) the minimum purchases required to have exceeded 80% of the Annual Target. Such payment shall be made within 60 days of the end of the calendar year.

Section 6.5 Lead Time. Pineworld will provide Histogen with a 180-day lead time on all approved purchase orders. Such period may be shortened in the future by good faith negotiations between the Parties as manufacturing, inventory, and shelf life details become available during Product development.

Section 6.6 Product Pricing. After Product Approval is obtained, Histogen will supply the Products in accordance with the following pricing schemes:

(i) For Finished Product, at a transfer price (ex-factory price) of Manufacturing Costs plus 80%.

(ii) For Bulk Products, at a transfer price (ex-factory price) of Manufacturing Costs plus 80% plus the Bulk Markup Percentage (defined below); provided, that the Bulk Markup Percentage shall not exceed 20%.

“Bulk Markup Percentage” is an amount equal to the result of the following, expressed as a percentage: (X) the difference in the actual Manufacturing Costs of the Finished Product (FP) and the Bulk Product (BP), divided by (Y) the Manufacturing Costs of the Finished Product (FP), multiplied by (Z) 0.8, as represented by the following formula:

(Z)*(X/Y) = 0.8*[(FP-BP)/FP]

For example, if the Finished Product (FP) has a Manufacturing Cost of $200/unit and the Bulk Product (BP) has a Manufacturing Cost of $180/unit, the Bulk Markup Percentage would be:

0.8*([200-180]/200) = 0.08 = 8%

Therefore, the transfer price of the Bulk Product would be the Manufacturing Costs plus (80% + 8%).

Section 6.7 Pricing Update. The price shall be updated by Histogen in good faith, on an annual basis, to account for changes in Manufacturing Costs, inflation and market changes. The Parties will discuss in good faith potential sharing in future cost reductions.

Section 6.8 Payments. Payments will be made, in two tranches, fifty percent (50%) upon placement of an order with Histogen, and the remaining fifty percent (50%) balance will be due forty five (45) Business Days from delivery of the Products for such order.

Section 6.9 Release Testing. The Parties shall negotiate in good faith and agree on criteria for mutual release testing of Product prior to first shipment. No orders of the Products shall be placed until Pineworld and Histogen confirm that the release testing criteria have been agreed to. No orders of Products shall be shipped by Histogen or resold by Pineworld until release testing has been successfully completed.

Section 6.10 Delivery. EXW (Incoterms 2015) Histogen manufacturing/storage facilities. Pineworld will, at its expense, appoint a carrier and insure product in transit.

Section 6.11 Receipt of Products. Pineworld shall receive Products in its warehouse, and shall stock, market, promote, distribute and handle as per normal industry standards and follow any special instructions provided by Histogen, including insulation, temperature modifications, humidity, and refrigeration conditions. If any problems are caused by non-compliance of these directions, Pineworld shall, and Histogen shall not, be held liable in such instances.

Section 6.12 Defective Products. Pineworld shall have forty-five (45) Business Days from delivery to its warehouse to inspect and reject the Products delivered, and otherwise will be deemed accepted as fulfilling warranties. Pineworld may reject the Products if it is rejecting a shipment or a portion thereof due to obvious physical damage, obvious packaging defect or quantity discrepancies that are evidence upon visual inspection of the Products. Pineworld may also reject Products by reasons of non-compliance with the Specifications, the release testing criteria of Section 6.9, regulatory requirements or Applicable Law. Pineworld shall notify Histogen in writing of such discovered defect or non-compliance.

In the event of rejection of any Products in accordance with the above, the following shall apply: (i) in the event that Histogen agrees with the findings of Pineworld in respect of such defects in the Product, it will be required to replace such Products without any additional consideration or refund the amount paid by Pineworld in respect of such Products; or (ii) in the event that Histogen disagrees with the findings of Pineworld in this respect, it may obtain and send samples of Products alleged to be defective to a mutually agreed upon independent institute or laboratory of international repute for testing. Both Parties agree to cooperate with the independent institute or laboratory’s reasonable requests for assistance in connection with its analysis hereunder. The findings of such institute or laboratory shall be final and the cost of such analysis and findings will be borne by the losing Party. Where Histogen is the losing Party, Pineworld has the discretion to have the defective Products repaired or replaced, or receive a refund on the defective Products.

ARTICLE 7

AUDIT AND INSPECTION RIGHTS

Section 7.1 Audit by Histogen. Histogen will have the right to itself, or via a Third Party, audit and inspect the applicable financial records and related documents and facilities of Pineworld and/or any relevant Affiliate or sublicensee, solely in connection with Products and solely to the extent such Affiliate or sublicensee holds a Product License or a sublicense thereof, twice a year (or if reasonably required, more frequently), upon reasonable prior written notice, to ensure Pineworld’s compliance with the terms of this Agreement.

Section 7.2 Cost of Audit by Histogen. The cost of the audit and inspection will be borne by Histogen, unless the audit reveals an underpayment of Royalty Payments of five percent (5%) or greater for the period under audit, in which case, Pineworld shall cover the cost.

Section 7.3 Underpayment to Histogen. In the event that Histogen discovers any underpayment of Royalty Payments on the part of Pineworld, such underpayment shall be subject to a late fee measured from the date that full payment should have been paid as follows: 1% of the underpayment amount per month if the underpayment is 5% or less for the period under audit, and 2% per month if the underpayment is more than 5% for the period under audit. In no event shall interest exceed the maximum legal rate under Applicable Laws.

Section 7.4 Audit by Pineworld. Pineworld will have the right to itself, or via a Third Party, audit and inspect the applicable financial records and related documents and facilities of Histogen and/or any relevant Affiliate or related party, solely for the purpose of determining Manufacturing Costs, twice a year (or if reasonably required, more frequently), upon reasonable prior written notice, to ensure Histogen’s compliance with the terms of this Agreement.

Section 7.5 Cost of Audit by Pineworld. The cost of the audit and inspection will be borne by Pineworld, unless there has been a overreporting of the Manufacturing Costs of five percent (5%) or greater for the period under audit, in which case, Histogen shall cover the cost.

Section 7.6 Overreporting by Histogen. In the event that there has been an overreporting of the Manufacturing Costs on the part of Histogen that results in an overpayment by Pineworld, such overpayment shall be refunded to Pineworld and shall be subject to a late fee measured from the date of the overpayment as follows: 1% of the overpayment amount per month if the overpayment is 5% or less for the period under audit, and 2% per month if the overpayment is more than 5% for the period under audit. In no event shall interest exceed the maximum legal rate under Applicable Laws.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

Section 8.1 Product Warranties. Histogen hereby warrants and represents, that upon delivery of the Products:

(i) the Product will be manufactured, labeled, packaged, stored, tested, documented, released and shipped in accordance with cGMP and other Applicable Laws and regulatory requirements;

(ii) will meet the Product specifications agreed to by the Parties and approved by the JSC (such specifications, the “Specifications”); and

(iii) the Product will be free from material defects in materials and workmanship.

Section 8.2 Additional Warranties. Histogen additionally represents and warrants that as of the Effective Date, to its knowledge:

(i) it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

(ii) entering into this Agreement and performing the obligations hereunder will not conflict with (A) its organizational documents, (B) its material contracts, or (C) Applicable Law;

(iii) it has full right, title and interest in the Product, the Histogen Trademarks, and the underlying Product IP that are subject to the license grants set forth herein, free and clear of any and all liens, mortgages, pledges, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever;

(iv) it has provided full, accurate and complete disclosure to Pineworld of all material information relating to the Product, the Histogen Trademarks, and the underlying Histogen IP as required for the Product License, and Trademark License;

(v) it has not granted and will not grant licenses or other rights under the Product, the Histogen Trademarks, and the underlying Product IP within the Territory that are in conflict with the terms and conditions of the LSA;

(vi) the Trademark License and Product License covers all Intellectual Property of Histogen necessary for the import, use, sale and distribution of the Product.

(vii) it is not aware of any infringement or threatened infringement of the Histogen Trademarks or the Histogen IP by a Third Party;

(viii) the making, using and/or selling of the Product in the Territory as of the Effective Date does not infringe any Valid Claim of any Intellectual Property right of any Third Party; and

(ix) none of the Product IP is invalid or unenforceable.

Section 8.3 Representations and Warranties of Pineworld. Pineworld hereby warrants and represents, that as of the Effective Date, to its knowledge:

(i) it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

(ii) entering into this Agreement and performing the obligations hereunder will not conflict with (A) its organizational documents, (B) its material contracts, or (C) Applicable Law; and

(iii) it is financially solvent and has, by itself or through an Affiliate or a related party, the financial resources and capabilities to perform its obligations under this Agreement.

Section 8.4 No Other Warranties. EXCEPT AS EXPRESSLY STATED HEREIN, All other warranties, WHETHER EXPRESSED OR IMPLIED BY STATUTE, COMMON LAW, OR OTHERWISE, including WITHOUT LIMITATION THE implied warranties OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, are excluded and disclaimed. All Product warranties shall be subject to normal use restrictions, and Histogen shall not be liable for any defect due to bad storage conditions, transport mishandling or any cause on the part of Pineworld, its employees, agents, sales representatives, carriers or other Third Parties appointed by Pineworld. The sole remedy for any PRODUCT warranty claim will be repair or replacement of the defective Product, or a refund, at Pineworld’s discretion.

ARTICLE 9

INDEMNIFICATION; THIRD PARTY CLAIMS

Section 9.1 Indemnification by Pineworld. Pineworld shall indemnify and hold Histogen, its Affiliates, and their respective directors, agents and employees harmless from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third Party Claim”) resulting or otherwise arising from (i) Pineworld’s distribution, marketing and promotion of the Products in and for the Territory, (ii) the breach of any obligations hereunder by Pineworld or (iii) the intentional act or omission or the negligence of Pineworld, except to the extent that such liabilities, demands, damages, or losses arise or result from the intentional act or omission or the negligence of Histogen.

Section 9.2 Indemnification by Histogen. Histogen shall indemnify, defend and hold Pineworld, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting or otherwise arising from (i) the development, manufacture and/or supply of the Product by or under the control of Histogen, (ii) the breach of any obligations or warranties hereunder by Histogen, (iii) the infringement of any Patent or other Intellectual Property rights of a Third Party in connection with the using, importing or selling of the Product by Pineworld (as set forth below in the Third Party claims provision hereinabove), (iv) the infringement of any Trademark rights of a Third Party in connection with the use of the Histogen Trademarks on or in connection with the sale or other Commercialization of the Product within the Territory, or (v) the intentional act or omission or the negligence of Histogen, except to the extent that such liabilities, demands, damages, or losses arise or result from the intentional act or omission or the negligence of Pineworld.

Section 9.3 Indemnification Procedures.

(a) Notice of Claim. All indemnification claims under Section 9.1 or 9.2, as applicable, will be made solely by the corresponding Party seeking indemnity (collectively, the “Indemnified Parties” and each an “Indemnified Party”). The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses and any legal proceeding initiated by a Third Party against the Indemnified Party as to which the Indemnified Party intends to make a request for indemnification under Section 9.1 or 9.2, as applicable, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice except to the extent that such delay actually prejudices the defense of such proceeding. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnified Party in connection with the Third Party Claim.

(b) Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Section 9.1 or 9.2, as applicable, by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects, and such Indemnifying Party shall thereafter continue to defend such Third Party Claim in good faith. Should the Indemnifying Party assume the defense of a Third Party Claim (and continue to defend such Third Party Claim in good faith), the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim, unless the Indemnifying Party has failed to assume the defense and employ counsel in accordance with this Section 9.3.

(c) Right to Participate in Defense. Without limiting the foregoing, any Indemnified Party will be entitled to participate in the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense (or continue to defend such Third Party Claim in good faith) and employ counsel in accordance with this Section 9.3, in which case the Indemnified Party will be allowed to control the defense at the Indemnifying Party’s expense.

(d) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party (i) becoming subject to injunctive or other relief or (ii) admitting any breach or violation of contract or law, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however, that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto). With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.3(b), the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided, it obtains the prior written consent of the Indemnified Party (which consent will be not be unreasonably withheld, conditioned or delayed). The Indemnifying Party that has assumed the defense of (and continues to defend) the Third Party Claim in accordance with Section 9.3(b) will not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of such Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 9.3(b).

(e) Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

(f) Expenses of the Indemnified Party. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim will be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

Section 9.4 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION LOST PROFITS OR REVENUES), INDIRECT, PUNITIVE, SPECIAL, OR LIQUIDATED DAMAGES OF ANY KIND UNDER OR IN CONNECTION WITH THIS AGREEMENT, OTHER THAN IN THE EVENT OF INTENTIONAL MISREPRESENTATION, FRAUD OR WILLFUL MISCONDUCT. THE TOTAL AND AGGREGATE DAMAGES FOR WHICH EITHER PARTY MAY BE LIABLE UNDER THIS LSA SHALL BE CAPPED IN THE AGGREGATE TO AN AMOUNT EQUAL TO US $8 MILLION, OTHER THAN IN THE EVENT OF INTENTIONAL MISREPRESENTATION, FRAUD OR WILLFUL MISCONDUCT. THE FOREGOING CAP SHALL NOT APPLY TO PINEWORLD’S PAYMENT OBLIGATIONS HEREUNDER.

Section 9.5 Insurance. During the Term, each Party shall procure, provide a certificate of insurance of, and maintain insurance, including general liability insurance and product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at least thirty (30) days prior to when Product is being clinically tested in human subjects (in the case of clinical trial insurance) or commercially distributed or sold (in the case of product liability insurance) by such Party pursuant to this Agreement. The insurance companies providing coverage must have a current A.M. Best rating of B or better and each Party shall maintain such insurance for a minimum of 1 year after the end of the Term. Notwithstanding the foregoing, if this LSA is transferred to Huapont, then Huapont may self-insure.

ARTICLE 10

TERM AND TERMINATION

Section 10.1 Term. The term of the LSA is twenty (20) years unless earlier terminated in accordance therewith (the “Initial Term”), with automatic renewal for two (2) additional five (5) year terms (each a “Renewal Term”, and together with the Initial Term, the “Term”), unless otherwise terminated by a Party within one year prior to the commencement of a Renewal Term.

Section 10.2 Right to Terminate by Histogen. Histogen has the right to terminate the LSA as follows (immediately upon notice other than as specifically provided below and without penalty or financial requirement):

(i) In the event that, Milestone 1 is not completed (and such is not primarily due to failure on the part of Histogen) within 24 months of reaching the United States Phase II Clinical Trial 24-week time-point for safety and clinical efficacy in men; provided, that Pineworld shall have ninety (90) days to cure after receiving notice thereof from Histogen;

(ii) During the period between the achievement of Milestone 1 and prior to the achievement of Milestone 3, there is a period greater than 24 months during which neither a JSC-approved Clinical Trial nor an NDA filing or review by CFDA is in progress;

(iii) If there occurs a Change of Control in Pineworld and (A) the Acquirer elects not to further develop and/or market the Product or (B) the Acquirer is developing and/or marketing a Competing Product;

(iv) In the event Pineworld materially breaches the principal terms of the LSA which results in the purpose of the LSA not being substantially achieved, and fails to remedy such breach within sixty (60) days after receiving notice thereof from Histogen;

(v) By notice from Histogen to Pineworld if, due to reasons not under Histogen’s control, Pineworld’s purchase level of the Products in the Territory, starting from the 3rd calendar year following Regulatory Approval, remains below 30% of Annual Target for two consecutive years;

(vi) If Pineworld abandons Commercialization;

(vii) In the event that annual sales of the Product by Pineworld fail to exceed (a) US$10 million in years 5, 6 or 7 following Regulatory Approval, or (b) US$ 20 million per year after the seventh year after Regulatory Approval;

(viii) If all obligations under the LSA fail to pass onto Huapont Life Sciences Co., Ltd. within 90 days following the completion of Milestone 1, such failure being curable within 45 days following receipt of notice of such failure from Histogen; or

(ix) If Pineworld sells, or causes to be sold, the Product outside of the Territory or a Competing Product.

provided, however, that (A) with respect to failures in years 5, 6 or 7 following Regulatory Approval, Pineworld may cure any particular year’s failure by paying Histogen $400,000 less any Royalty Payments previously paid in respect of such failure year, and (B) with respect to failures in year 8 following Regulatory Approval and subsequent years, Pineworld may cure any particular year’s failure by paying Histogen $600,000 less any Royalty Payments previously paid in respect of such failure year;

further provided, however, that in the event that a new Generic Product that is not directly or indirectly controlled by Pineworld or its Affiliates comes to market thereby causing a significant sales decrease in the sales of the Product after the seventh year following Regulatory Approval, and as a result of such Generic Product, Pineworld fails to reach sales of US$ 20 million in such year, then, following Histogen’s right of investigation, the minimum annual Royalty Payment for such year shall be reduced to $500,000 and for years to follow until a year in which Product quarterly sales cease to decrease, and begin to increase again.

Section 10.3 Right to Terminate by Pineworld. Pineworld has the right to terminate the LSA (immediately upon notice other than as specifically provided below and without penalty or financial requirement):

(i) In the event that it is not commercially feasible to pursue the development, launch or sale of the Product despite good faith reasonable efforts, in which case Pineworld may terminate effective upon written notice thirty (30) days after Histogen’s receipt of such notice;

(ii) In the event Histogen materially breaches any of the provisions of this Agreement which results in the purpose of this LSA cannot be substantially achieved, and fails to remedy such breach within sixty (60) days after receiving notice thereof from Pineworld; or

(iii) If Histogen sells, or causes to be sold (other than through Pineworld or its Affiliate or related party or sublicensee), a Competing Product in the Territory.

Section 10.4 Termination due to Bankruptcy. Either Party may terminate upon thirty (30) days’ written notice if the other Party: (i) becomes subject to a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, (ii) becomes subject to an involuntary petition regarding the foregoing that is not dismissed within 60 days after filing, (iii) declares or admits publicly and in writing that it is insolvent or is unable to meets its debts as they mature, or (iv) makes an assignment for the benefit of all or substantially all of its creditors. Notwithstanding anything to the contrary, a dissolution for the purposes of reorganization shall not trigger termination rights under this Section and if either Party is able to fulfill its commitments under the LSA notwithstanding the foregoing clauses (i)-(iv), then no right of termination shall be triggered.

Section 10.5 Effect of Termination. Upon termination of the LSA for any reason, (i) all clinical data and market information and Marketing Authorization shall be transferred to Histogen; (ii) all licenses granted herein, including the Product License, Histogen IP License (as defined in Section 11.2) and Trademark License, shall immediately terminate; and (iii) Pineworld will cease all sales and marketing activity in respect of the Product. Both Parties shall cooperate with one another in good-faith in respect of any post-termination transitions (including without limitation repurchase of inventory, transfer of all information to a succeeding distributor).

Section 10.6 Reimbursement by Histogen. In the event that Histogen terminates the LSA pursuant to Section 10.2(v) or (vii) above, then Histogen shall repay Pineworld for 60% of actual out of pocket Clinical Trial costs and Milestone Payments made to Histogen. Such repayment shall be completed within five (5) years of the First Commercial Sale by Histogen or its Affiliate, licensee, agent or distributor of the Product following termination of this Agreement.

ARTICLE 11

INTELLECTUAL PROPERTY

Section 11.1 Current and Future Intellectual Property. All current, existing as of the Effective Date, and future Intellectual Property relating to any proprietary information of Histogen, the API, the Products and derivatives, improvements and modifications (collectively, “Improvements”) of each of the Products and any underlying Intellectual Property (regardless of the Party responsible for such developments), shall be owned by (and as needed, assigned to) Histogen (“Histogen IP”), and shall be honored by Pineworld.

Section 11.2 Intellectual Property Licenses to Pineworld. In addition to the licenses granted herein under this LSA, Histogen hereby grants Pineworld a non-exclusive, non-assignable (other than (a) to Huapont Life Sciences Co., Ltd., (b) with Histogen’s prior written consent, or (c) in the event of a Change of Control), non-sublicensable (except as set forth in Section 2.3), royalty free, fully paid license in the Territory, for the Term of the LSA, to such Intellectual Property constituting Histogen IP that is an Improvement of the original Product IP underlying the Products, and was jointly developed by the Parties or developed by Pineworld, for the sole purpose of effecting its duties under the LSA in the Territory, unless otherwise agreed in writing by the Parties (the “Histogen IP License”).

Section 11.3 Pineworld Intellectual Property. Any Intellectual Property and Improvements relating to the LSA, but excluding all Histogen IP, to the extent conceived, reduced to practice, developed or Controlled solely by Pineworld, shall be owned by Pineworld (“Pineworld IP”), and shall be honored by Histogen.

Section 11.4 Jointly Held Intellectual Property. Any Intellectual Property (i) not constituting Histogen IP or Pineworld IP and (ii) jointly developed by the Parties shall be jointly held by the Parties.

Section 11.5 Intellectual Property Licenses to Histogen. Pineworld shall grant Histogen an exclusive, non-assignable (other than to Affiliates, who shall use the license for fulfillment of the purpose of the LSA), royalty free, fully paid up, worldwide license to practice any Pineworld IP developed in the course of the Agreement that would be useful or beneficial in the manufacture, packaging or finalization of the Product or API, but only to the extent it is used in the manufacture, packaging, or finalization of the Product or API. Histogen may sublicense the above license to its Affiliates, or other Third Parties pre-approved in writing by Pineworld, where Histogen shall at all times remain liable for the compliance with the terms of the LSA by any sublicensee, and as a condition of any sublicense, such sublicensee shall undertake in writing to comply with the terms of the LSA.

Section 11.6 Intellectual Property Enforcement.

(a) In the event that either Party becomes aware of any infringement or potential infringement of any of the Product IP by the manufacture, use, distribution, marketing or sale of any Competing Products by a Third Party, such Party shall promptly notify the other Party in writing, identifying the infringer or potential infringer and the infringement complained of and furnishing the information upon which such determination is based. Histogen shall have the right, but not the obligation, to sue such alleged infringers in the Territory. Histogen shall consult with Pineworld prior to initiating any such infringement suit in the Territory to ensure that the intended course of action is not likely to adversely affect Pineworld’s Commercialization of the Product within the Territory.

(b) Upon reasonable request by Histogen and at Histogen’s cost, Pineworld shall cooperate with Histogen and provide all reasonable information and assistance including allowing Histogen access to Pineworld’s files and documents and access to Pineworld’s personnel and legal counsel who may have possession of relevant information, and if necessary to prosecute any legal action, joining in the legal action as a party.

(c) Histogen shall bear the cost of any action or measures taken in accordance with this Section 11.6 and any damages or remuneration received by Histogen as a result of such action or measures shall be Histogen’s exclusive property to which Pineworld will have no right, title, or interest.

Section 11.7 Infringement of Third Party Intellectual Property.

(a) In the event of any actual or threatened suit against Pineworld or its Affiliates, sublicensees or customers alleging that the import, sale or use of the Product within the Territory and/or the exploitation or use of the Product IP or Histogen Trademarks hereunder infringes the Patent, Trademark or other Intellectual Property rights of a Third Party, Pineworld shall promptly give written notice to Histogen and the defense and settlement of such suit shall be handled pursuant to Sections 9.2-9.3. Moreover, to the extent that Histogen has indemnity obligations under Section 9.2, Pineworld will provide to Histogen all reasonable assistance requested by Histogen to defend or settle such suit and in particular Pineworld will promptly make available to Histogen, free of charge, all information in its possession or control which will assist Histogen in defending or otherwise dealing with such suit. Histogen shall retain the ability to control, settle and otherwise resolve any infringement claims for which an indemnity obligation under Section 9.2 exists. In addition to the rights and obligations of Histogen in Article 9, Histogen shall also retain the right to terminate its obligations under the LSA if it no longer practicable in light of such Third Party claim or claims. Nothing in this Section or Sections 9.2 or 9.3 will require Histogen to indemnify or assume the defense of any infringement claim of a Third Party that does not fall within its indemnity obligations of Section 9.2.

(b) If, in connection with any infringement claim, Histogen consents to Pineworld entering into a Third Party license agreement for any Intellectual Property that is necessary to Commercialize the Products within the Territory, then Pineworld may offset Royalty Payments due hereunder by 50% of the amounts due and actually paid under such Third Party license agreement; provided, that under no circumstance will the Royalty Payments due to Histogen be offset by more than 50% of the Royalty Payments otherwise owed to Histogen.

ARTICLE 12

CONFIDENTIALITY

Section 12.1 Confidential Information. As used in this Agreement, the term “Confidential Information” means all information, whether it be written or oral, including all production schedules, lines of products, volumes of business, processes, new product developments, product designs, formulae, technical information, laboratory data, clinical data, patent information, know-how, trade secrets, financial and strategic information, marketing and promotional information and data, and other material relating to any products, projects or processes of one Party (the “Disclosing Party”) that is provided to, or otherwise obtained by, the other Party (the “Receiving Party”) in connection with this Agreement (including information exchanged prior to the date hereof in connection with the transactions set forth in this Agreement). Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

(a) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

(b) were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(d) were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

Section 12.2 Confidentiality Obligations. During the Term and for seven (7) years thereafter, either Party shall keep all Confidential Information received from or on behalf of the other Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other person other than to such of its and its Affiliates’ directors, officers, managers, employees, independent contractors (e.g., CRO, SMO, and investigational sites), agents, consultants or, solely with respect to Pineworld, its sublicensees who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise any of its and its Affiliates’ directors, officers, managers, employees, independent contractors (e.g., CRO, SMO, and investigational sites), agents, consultants or, solely with respect to Pineworld, its sublicensees, who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this Article 12) that all such directors, officers, managers, employees, independent contractors (e.g., CRO, SMO, and investigational sites), agents, consultants or, solely with respect to Pineworld, its sublicensees comply with such obligations. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, officers, managers, employees, independent contractors (e.g., CRO, SMO, and investigational sites), agents, consultants or, solely with respect to Pineworld, its sublicensees, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 12. It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, so long as such recipient shall have agreed in writing to maintain the confidentiality of Confidential Information in accordance with the terms of this Agreement. The Receiving Party shall remain responsible for any failure by any such Person to treat such Confidential Information as required by this Agreement. If the Receiving Party is required to disclose Confidential Information in response to a court order or subpoena or to comply with the rules or regulations of regulatory agency or governmental agency in any country, the Receiving Party shall provide prior notice of such intended disclosure to the Disclosing Party in sufficient time to enable the Disclosing Party to object or seek a limitation as to the scope of the disclosure.

Section 12.3 Permitted Disclosure and Use. Notwithstanding Section 12.2, (i) either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) comply with or enforce any of the provisions of this Agreement; (b) comply with Applicable Laws; (c) respond to subpoena or other compulsory legal process; or (d) disclose Confidential Information related to the Product only to the extent such disclosure is made to a governmental authority, including regulatory authority, and is reasonably necessary to obtain or maintain Regulatory Approval of a Product, as applicable. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 12.3, such Party shall give advance written notice of such disclosure to the other Party sufficient to permit such other Party reasonable opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information, including seeking a protective order or other appropriate remedy.

Section 12.4 Notification. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Taxes. Any taxes, duties, VAT or other assessments, including as payable on the sale of Product and its import from the United States or customs clearance, shall be the responsibility of Pineworld. Each Party shall be liable for taxes in respect of its income.

Section 13.2 Anti-Corruption Compliance. Each Party makes the following representations and warranties:

(i) Compliance. Neither Party nor any of its Affiliates, nor any of their respective shareholders, directors, officers, employees, agents, consultants or other representatives have performed or will perform, in connection with this Agreement, directly or indirectly, any act constituting a violation of the FCPA, or the anti-bribery laws of the Territory or any other countries, or any regulations promulgated thereunder, including, without limitation, making, promising to make or offering to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to anyone, including any “foreign official” (as defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, whether in money, property, services or anything else of value, in violation of any Laws or for the purpose of (1) obtaining favorable treatment in securing business, (2) paying for favorable treatment for business secured, (3) obtaining special concessions or for special concessions already obtained, (4) otherwise influencing the acts of such foreign official, political party or official thereof or candidate for foreign political office in their official capacity, or (5) otherwise obtaining an improper advantage in securing or retaining business.

(ii) No Foreign Official Agents. No director, officer, employee, agent, consultant or other representative of either Party is a “foreign official” (as defined in the FCPA).

(iii) Cooperation with Investigations. Each Party will fully cooperate with any ethics or compliance investigations into possible FCPA violations of the FCPA or the anti-bribery laws and regulations of the Territory or other countries that arise in connection with this Agreement.

(iv) Complete and Accurate Books and Records. Each Party will keep accurate financial books and records in connection with its performance under this Agreement.

Section 13.3 Force Majeure. All cases of force majeure, i.e., any events beyond the reasonable control of the Parties due to fire, flood, earthquake, explosion, riot, strike, lockout, war and similar casualties, shall, for the duration and to the extent caused by such disturbances, release the affected Party from the performance of its obligations hereunder (except Pineworld’s payment obligations hereunder). Either Party shall notify the other Party promptly in the event of any indications of any such incidents occurring and shall discuss the effect of such incidents on this Agreement and the measures to be taken. Either Party shall use its best endeavors to reasonably avoid or restrict any detrimental effects in connection with such incidents.

Section 13.4 Non-Solicitation. The Parties will not, directly or indirectly, either alone or in association with any other person or entity, cause or attempt to cause any employee, agent or contractor of the other Party or any Affiliate thereof to terminate their employment, agency or contractor relationship with the other Party or any Affiliate thereof (provided, however, that the foregoing does not prohibit initiating employee searches through the use of general advertisement in the media (including trade media or internet postings) or through the engagement of firms to conduct employee searches that are not targeted or focused on employees, agents or contractors of the other Party or any Affiliate thereof), during the Term and for twenty four (24) months thereafter.

Section 13.5 Publicity. Neither Party shall make a public announcement regarding the fact of conclusion of this Agreement without the prior written consent of the other Party. When one Party wishes to make a public announcement regarding the Agreement, such Party shall notify the other Party of its intended announcement text and other relevant information on which the other Party may comment.

Section 13.6 Assignment. The LSA shall not be assignable by either Party (other than as described herein) without the prior written consent of the other Party, except that (i) Pineworld may make an assignment, in whole or in part, to Huapont Life Sciences Co., Ltd. without Histogen’s consent; and (ii) either Party may make an assignment, in whole or in part, without the other Party’s consent in the event of a Change of Control. Any permitted assignment shall be binding on the successors of the assigning Party.

Section 13.7 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 13.8 Interpretation. In the negotiation of this LSA, each Party has received advice from its own attorney. The language used in this LSA is the language chosen by the Parties to express their mutual intent, and no provision of this LSA will be interpreted for or against either Party because that Party or its attorney drafted the provision. The headings of each ARTICLE and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular ARTICLE or Section.

Section 13.9 Survival. All provisions in Section 3.3, and Articles 1, 5, 7, 9 10, 11, 12 and 13 shall survive the termination, cancellation or expiration of this LSA.

Section 13.10 Dispute Resolution. The Parties hereto shall use their best efforts to settle amicably any controversies arising out of this Agreement. Any controversy or disputes or claims arising between the Parties in connection with this Agreement which cannot be settled in an amicable way shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), by a single arbitrator agreed by the Parties or, in the absence of agreement, appointed in accordance with the ICC Rules. Any award or decision made in such arbitration shall be final and binding upon the Parties and enforceable in a court of competent jurisdiction. The arbitration shall be held in Singapore.

Section 13.11 Jurisdiction. Without derogating from the agreement to arbitration aforesaid, exclusive jurisdiction for disputes and all proceedings shall be in the competent courts of Singapore.

Section 13.12 Governing Law. Governing law shall be California law, without regard to conflict of laws provisions that would require the application of the laws of any other jurisdiction, and the application of United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

Section 13.13 Entire Agreement; Amendment. This LSA, including the exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof (including the Term Sheet). There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this LSA shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

Section 13.14 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 13.15 Third Party Beneficiaries. This Agreement is entered into for the sole protection and benefit of the Parties, and their respective permitted successors and assigns. No other person shall have any rights or causes of action under this Agreement.

Section 13.16 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this LSA, and shall be addressed to the appropriate Party at the address specified below, and shall be deemed to have been given for all purposes (i) when delivered, if hand-delivered or sent by facsimile on a business day, (ii) on the third (3rd) business day after mailing if sent by a reputable international overnight courier service, or (iii) on the seventh (7th) business day after mailing, if mailed by first-class certified or registered airmail, postage prepaid, return receipt requested. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

If to Histogen:

Histogen Inc.

10655 Sorrento Valley Road

San Diego, CA 92121

Attn: Dr. Gail Naughton

If to Pineworld:

No. 69 Xingguang Ave,

Yubei District, 401121, Chongqing

Attn: Yizhuo Zhang

Facsimile:

Section 13.17 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this LSA by their duly authorized representatives as of the Effective Date.

HISTOGEN, INC.

By:	/s/ Gail K. Naughton
Name: Gail K. Naughton
Title: CEO & Chairman

PINEWORLD CAPITAL LIMITED

By:	/s/ Yizhuo Zhang
Name: Yizhuo Zhang
Title: Chairman

Signature page to Exclusive License and Supply Agreement

Exhibit 1: Schedule of Patents and Trademarks

Reference #	Title	CNTRY	Serial #	Filed Date	Patent #	Issue Date	Status	Expiration
HIST1120/CN/3	Extracellular Matrix Compositions	CN	200980110464.5	01/30/2009			PUBLISHED	01/30/2029

HIST1120/CN/7	Conditioned Medium And Extracellular Matrix Compositions From Cells Cultured Under Hypoxic Conditions	CN	201080040131.2	07/09/2010			PUBLISHED	07/09/2030

HIST1120/MX/7	Conditioned Medium And Extracellular Matrix Compositions From Cells Cultured Under Hypoxic Conditions	MX	MX/a/2012/000455	07/09/2010			PUBLISHED	07/09/2030

The trademark “Histogen”.

Exhibit 2: Pharmacovigilance Agreement

PHARMACOVIGILANCE

AGREEMENT

This Agreement is made this [___] day of [______________, ______], by and between Histogen, Inc., a corporation organized under the laws of the State of Delaware, with a principal place of business at ___________________________________ (“HISTOGEN”) and Pineworld Capital Limited, a limited liability company organized under the laws of China, with a principal place of business at ______________________________________ (“PINEWORLD”).

WHEREAS HISTOGEN and PINEWORLD have entered into a certain Exclusive License and Supply Agreement dated _________ (the “LSA”) under which PINEWORLD will distribute a certain Product(s) manufactured and supplied by HISTOGEN and will conduct clinical studies of the Product(s) in China; and

WHEREAS the parties wish to set forth the procedures and responsibilities for reporting of adverse events relating to the Product(s), to ensure compliance with all applicable legal and regulatory requirements.

NOW, THEREFORE, the parties, intending to be bound, agree as follows:

1. DEFINITIONS

The following definitions of terms apply to this Agreement:

(a) Adverse Drug Experience. Any adverse event associated with the use of a drug in humans, whether or not considered drug related, including the following: An adverse event occurring in the course of the use of a drug product in professional practice; an adverse event occurring from drug overdose whether accidental or intentional; an adverse event occurring from drug abuse; an adverse event occurring from drug withdrawal; any failure of expected pharmacological action; a Medication Error; or Other Reportable Information.

(b) Date of First Receipt (DFR). The calendar date when the first employee of PINEWORLD is notified of an Adverse Drug Experience.

(c) Disability. A substantial disruption of a person’s ability to conduct normal life functions.

(d) Life-threatening adverse drug experience. Any Adverse Drug Experience that places the patient, in the view of the initial reporter, at immediate risk of death from the adverse drug experience as it occurred, i.e., it does not include an adverse drug experience that, had it occurred in a more severe form, might have caused death.

(e) Product(s). HISTOGEN’s Product(s) injectable Hair Stimulating Complex.

(f) Serious Adverse Drug Experience. Any Adverse Drug Experience occurring at any dose that results in any of the following outcomes: Death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a Serious Adverse Drug Experience when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.

(g) Unexpected Adverse Drug Experience. Any adverse drug experience that is not listed in the current labeling for the drug product. This includes events that may be symptomatically and pathophysiologically related to an event listed in the labeling, but differ from the event because of greater severity or specificity.

(h) Medication error. Any preventable event that may cause or lead to inappropriate medication use or patient harm while the medication is in the control of the health care professional, patient, or consumer.

(i) Other Reportable Information: Any drug exposure during pregnancy; lactation exposure; drug misuse; off-label use; drug interaction; drug intolerance; unintended occupational exposure; suspected transmission of infectious agents regardless of whether the product was used on of off-label; and any unexpected therapeutic or clinical benefit.

2. PINEWORLD RESPONSIBILITIES

(a) Procedure: PINEWORLD shall have in place standard operating procedures with regard to the collection and reporting of Adverse Drug Experiences that comply with the terms of this Agreement and all regulatory requirements including 21 C.F.R. § 312.32, 21 C.F.R. § 314.81 and those prescribed by the CFDA for marketed products and those under an IND. PINEWORLD shall provide HISTOGEN with a copy of all such procedures upon written request from HISTOGEN.

(b) Information to be Reported: PINEWORLD shall report all Adverse Drug Experiences, Medication Errors and Other Reportable Information relating to the Product(s) to HISTOGEN per the requirements set forth below. PINEWORLD shall forward to HISTOGEN only those Adverse Drug Experiences for which the HISTOGEN product is named as suspect in the Adverse Drug Experience report. Each such report shall contain all of the information known to PINEWORLD relating to the Adverse Drug Experience, but, at a minimum, shall contain:

(i) an identifiable patent;

(ii) an identifiable reporter;

(iii) a suspected product; and

(iv) an adverse event, medication error, other reportable information or fatal outcome.

These terms shall be interpreted in accordance with FDA’s GUIDANCE FOR INDUSTRY: POSTMARKETING ADVERSE EXPERIENCE REPORTING FOR HUMAN DRUG AND LICENSED BIOLOGICAL PRODUCTS, August 1997. PINEWORLD will use its best efforts to collect all of the information relating to the Adverse Drug Experience, including the lot number and product code for the suspected product, before reporting it to HISTOGEN. PINEWORLD shall not report any event to HISTOGEN without all of items (i)-(iv) above.

(c) Information provided to HISTOGEN: All reports, initial and follow up, will be provided as they are received at PINEWORLD (original source documents).

(d) Transfer of information to HISTOGEN: All source documents regarding adverse event information shall be submitted in English as a secure PDF in an email and sent to ______________________, or, in the alternative, by facsimile to the attention of PHARMACOVIGILANCE DEPARTMENT at ____________________.

(e) Time Deadlines for Reporting: PINEWORLD shall submit initial reports on Adverse Drug Experiences within two (2) business days of obtaining information about the Adverse Drug Experience sufficient to make it reportable to HISTOGEN under subsection 2(b). Initial reports may be submitted by PINEWORLD via source documents, with a follow-up Form FDA 3500A form provided by PINEWORLD within ten (10) days of obtaining information about the Adverse Drug Experience sufficient to make it reportable to HISTOGEN under subsection 2(b).

(f) Cooperation: PINEWORLD shall cooperate with HISTOGEN with regard to all Adverse Drug Experience reporting requirements and shall respond in a timely manner to any inquiries made by HISTOGEN. PINEWORLD shall cooperate with HISTOGEN in obtaining additional information as may be necessary after PINEWORLD’s submission to HISTOGEN of any initial report.

(g) Reconciliation: PINEWORLD shall cooperate with HISTOGEN in conducting a reconciliation of all ADE reports. Such reconciliation shall take place every six (6) months during the months of ____________ and ________________.

3. HISTOGEN AND JOINT RESPONSIBILITIES

(a) Reporting: HISTOGEN shall be solely responsible for submission of all adverse drug experience reports to the U.S. Food and Drug Administration about the Product(s) on a timely basis. HISTOGEN shall comply with all requirements of 21 C.F.R. § 312.33, 21 C.F.R. § 314.80, and all other applicable laws and requirements. HISTOGEN will provide PINEWORLD of confirmation of receipt of any report of any adverse drug experience. HISTOGEN will report all serious unexpected adverse drug experience reports received from PINEWORLD to FDA within fifteen (15) days of Date of First Receipt from PINEWORLD. PINEWORLD shall be solely responsible for submission of all adverse drug experience reports to the China Food and Drug Administration about the Product(s) on a timely basis. PINEWORLD shall comply with all CFDA reporting requirements, and provide HISTOGEN copies of any such correspondence upon request.

(b) Safety Database: HISTOGEN shall be solely responsible for maintenance of all required safety databases with regard to the Product(s), and will prepare and submit all Annual IND safety reports, Periodic Adverse Experience Reports and Periodic Safety Update Reports as may be required.

(c) Notifications: Each party, through its Regulatory Affairs contact, will notify the other party, through its Regulatory Affairs contact, of any significant findings relating to adverse drug experience reported to it which may affect the safety and effectiveness profile of the Product(s), including any suspension of clinical studies for safety reasons by an Ethics Committee or Regulatory Authorities. Each party, through its Regulatory Affairs contact, will notify the other party, through its Regulatory Affairs contact, of any inquiries from the Food and Drug Administration, China Food and Drug Administration or any other regulatory authority relating to the adverse drug experiences reported by the party on the Product(s) within two (2) business days.

4. AUDITS AND INSPECTIONS:

(a) Audits: No more than one per calendar year of this Agreement, HISTOGEN will have the right to conduct an audit of PINEWORLD’S records at PINEWORLD’s facility to evaluate compliance with this Agreement and with applicable laws and regulations. Any such audit will be conducted during PINEWORLD’s normal business hours and shall in no event last more than two (2) business days. HISTOGEN, through its Quality Assurance contact, shall provide PINEWORLD, through its Quality Assurance contact, at least thirty (30) days written notice of any request to audit PINEWORLD. PINEWORLD shall make itself available in a reasonable time based on HISTOGEN’S request.

(b) Inspection: If either party is audited by the Food and Drug Administration, the China Food and Drug Administration or any other regulatory authority, with regard to pharmacovigilance issues relating to the HISTOGEN products, the party being inspected shall, through its Regulatory Affairs contact, advise the Regulatory Affairs contact of other party when it learns of the inspection.

Each party will provide the other with findings of the inspection, corrective and preventive actions taken as a result of the inspection, and monthly progress reports until completed and as it pertains to the HISTOGEN product.

5. CONTACTS:

(a) For HISTOGEN:

Pharmacovigilance Issues	Regulatory Issues

Phone:	Phone:
Fax:	Fax:
E-mail:	Email:

Quality Assurance

Phone:
Fax:
E-mail:

(b) For PINEWORLD:

Pharmacovigilance Issues	Regulatory Issues

Phone:	Phone:
Fax:	Fax:
E-mail:	Email:

Quality Assurance

Phone:
Fax:
E-mail:

6. TERM/SURVIVAL:

(a) Term: This Agreement shall be in effect during the term of the LSA.

(b) Survival: Notwithstanding the termination of this Agreement, PINEWORLD shall report to HISTOGEN any Adverse Drug Experiences it receives following termination of this Agreement as set forth in Article 2.

7. CONFIDENTIALITY/PRIVACY

(a) Confidentiality: All information exchanged between the parties pursuant to this Agreement shall be treated as confidential pursuant to the terms of the LSA.

(b) Privacy: The parties agree in performing their duties and responsibilities under this Agreement that they shall comply with all U.S. federal and state laws relating to the protection of personally identifiable health information relating to the Adverse Drug Experiences collected and reported hereunder, and any laws or regulations in China relating thereto.

8. COUNTERPARTS

This Agreement shall become binding when any one or more counterparts hereof whether received in original or by PDF, individually or taken together, shall bear the signatures of each of the parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed binding on the party on whose behalf it was executed, but all of which taken together shall constitute but one and the same instrument.

* * * *

Executed and made effective on the date set forth hereinabove by and between:

HISTOGEN, INC.		PINEWORLD CAPITAL LIMITED

By		By
	Name:	Name:
	Title:	Title: